Exhibit 99.1

Graymark Productions Signs Letter of Intent to Acquire Two Companies in the Medical Industry

Graymark Productions Inc. (OTCBB:GRMK), announced today that it has entered into a Letter of Intent to acquire Apothecary RX LLC., and Sleep Holdings, LLC. The acquisitions involve exchanging Graymark common stock for the ownership interests in the two companies. The acquisitions are contingent on further due diligence by Graymark and the signing of a definitive exchange agreement.

Apothecary RX LLC owns and operates eight independent pharmacies located in Missouri, Minnesota, and Oklahoma. Sleep Holdings LLC owns and operates seven state-of-the-art sleep centers that diagnose and treat a full range of sleep disorders ranging from insomnia to obstructive sleep apnea. The centers are located in Oklahoma and Texas. Controlling interests in both companies are held by Roy T. Oliver, one of Graymark’s principal shareholders, and Stanton Nelson, a Director of Graymark.

Upon closing of the transactions, Graymark Productions will change its focus from motion picture production to the operation and management of medical-related companies. Graymark hopes to close the acquisitions within the next few months.

John Simonelli, Chairman and CEO of Graymark Productions Inc., stated, “We look forward to this change of direction for Graymark. These acquisitions will provide a major growth opportunity for Graymark and a substantial increase in revenues, which are anticipated to move the Company into profitability.”

This press release may contain forward-looking statements which are based on the Company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company’s filings with the Securities and Exchange Commission, which filings are available on the SEC’s website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Graymark Productions Inc., Oklahoma City
John Simonelli, 405-601-5300